                                SHAREHOLDER AGREEMENT

          THIS SHAREHOLDER AGREEMENT is dated as of September 7, 1997, among Avant! Corporation, a Delaware corporation ("Avant!"), Cardinal Merger Corporation, a California corporation and a wholly owned subsidiary of Avant! ("Sub"), and the other parties signatory hereto (each, a "Shareholder").

          WHEREAS each Shareholder desires that Technology Modeling Associates, Inc., a California corporation ("TMAI"), Avant! and Sub enter into an Agreement and Plan of Reorganization dated as of the date hereof (as the same may be amended or supplemented, the "Reorganization Agreement") with respect to the merger of Sub with and into TMAI (the "Merger"); and

          WHEREAS each Shareholder is executing this Agreement as an inducement to Avant! to enter into and execute, and to cause Sub to enter into and execute, the Reorganization Agreement.

          NOW, THEREFORE, in consideration of the execution and delivery by Avant! and Sub of the Reorganization Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

          Section 1. REPRESENTATIONS AND WARRANTIES. Each Shareholder individually as to itself, and not jointly, represents and warrants to Avant! and Sub as follows:

                    (a) Such Shareholder is the record and beneficial owner of the number of shares of Common Stock, no par value (the "Common Stock" and the "TMAI Stock") of TMAI set forth opposite such Shareholder's name in Schedule A hereto (as may be adjusted from time to time pursuant to Section 4, such Shareholder's "Shares"). Except for such Shareholder's Shares and any other shares of TMAI Stock subject hereto, such Shareholder is not the record or beneficial owner of any shares of TMAI Stock.

                    (b) Such Shareholder has full power and authority to execute and deliver this Agreement (including, without limitation, full power and authority to sell the Shares and to receive shares of Avant! Common Stock in payment of the Per Share Exercise Price hereunder). This Agreement has been executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or bound or to which such Shareholder's Shares are subject. To the best of such Shareholder's knowledge, consummation by such Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder or such Shareholder's

Shares, except for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or state takeover laws.

               (c) Such Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

               (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission from Avant!, Sub or TMAI in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

               (e) Such Shareholder understands and acknowledges that Avant! is entering into, and causing Sub to enter into, the Reorganization Agreement in reliance upon such Shareholder's execution and delivery of this Agreement. Such Shareholder acknowledges that the irrevocable proxy set forth in Section 3 is granted in consideration for the execution and delivery of the Reorganization Agreement by Avant! and Sub.

         Section 2. COVENANTS. Each Shareholder severally, and not jointly, agrees with, and covenants to, Avant! and Sub as follows:

               (a) Such Shareholder shall not, except as contemplated by the terms of this Agreement, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Shareholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

               (b) If the holders of a majority of TMAI Stock approve the Reorganization Agreement, such Shareholder's Shares shall be exchanged, pursuant to the terms of the Reorganization Agreement, for the consideration provided in the Reorganization Agreement. Such Shareholder, as a result of having agreed to vote in favor of the Merger, hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Shareholder may otherwise have.

         Section 3.     GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.
(a) Each Shareholder hereby irrevocably grants to, and appoints, Avant!, Gerald C. Hsu and John P. Huyett and any other individual who shall hereafter be designated by Avant!, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of TMAI or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the Merger, the execution and delivery of the Reorganization Agreement and approval of the terms thereof and each of the other transactions contemplated by the Reorganization Agreement and the other Documents.

               (b) Such Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

               (c) Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Reorganization Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 705(e) of the California General Corporation Law (the "CGCL").

         Section 4.     GRANT OF OPTION.  (a) Each Shareholder grants to
Avant!, with TMAI's consent, an exclusive and irrevocable option (the "Option") to purchase, subject to the conditions to exercise during the period specified in subsection (c) of Section 4 and subject to the conditions to closing set forth in subsection (d) of Section 4, all of the Shares held by such Shareholder at the exercise price specified in subsection (b) of Section 4.

               (b) EXERCISE PRICE; PAYMENT.  The exercise price of the
Option may be paid, in the absolute discretion of Avant!, either: (i) in cash (by check or wire transfer) at a price of $17.00 per Share; or (ii) by issuing to each Shareholder the number of fully paid and nonassessable shares of Avant! Common Stock that otherwise would have been issued to each Shareholder at the Effective Time of the Merger pursuant to the Reorganization Agreement had the Merger occurred without exercise of the Option (rounded up or down, as the case may require, to avoid the issuance of fractional shares of Avant! Common Stock). The exercise price set forth in this subsection (b) of Section 4 shall be referred to as the "Exercise Price."

               (c) EXERCISE OF OPTION; DURATION; CLOSINGS.

                        (i) Subject to the conditions to closing set forth in subsection (d) of Section 4, the Option may be exercised at any time after the occurrence of an Exercise Event (as defined below) and prior to the Expiration Date (as defined below); provided, that the Option must be exercised in whole with respect to all Shares, and not in part.

                        (ii) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of (A) any event or circumstance which, pursuant to the terms of Section 7.1(c) of the Reorganization Agreement, would entitle Avant! to terminate the Reorganization Agreement (regardless of whether the Reorganization Agreement has actually been terminated as a result of such event or circumstance); or (B)(1) an offer, including an exchange offer, for at least 20% of the outstanding shares of TMAI capital stock other than by Avant! or any of its affiliates that has been accepted by holders of at least 20% of the outstanding shares of TMAI capital stock, (2) an acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by any person, other than Avant! or any of its affiliates or by an existing shareholder of TMAI holding 5% or more of the outstanding stock of TMAI as of the date of this Agreement (a "Controlling Shareholder"), of at least 20% of the outstanding shares of TMAI capital stock, except for between shareholders or between shareholders and their affiliates, or (3) an agreement by TMAI with any person, other than Avant! or any of its affiliates, to acquire TMAI or a controlling interest in TMAI by merger, consolidation, purchase of substantially all of TMAI's assets, purchase of stock or other business combination.

                   (iii) The "Expiration Date" shall be the date of the earliest to occur of (A) the Effective Time (as defined in the Reorganization Agreement), or (B) the termination of the Merger Agreement pursuant to
Section 7.1 of the Merger Agreement, if an Exercise Event shall not have occurred on or prior to such termination date; PROVIDED that, if Avant! has sent a Notice of Exercise prior to the Expiration Date, the Expiration Date shall be extended during the pendency of any legal action or proceeding or any other activity the resolution of which would, or which is reasonably intended to, satisfy the condition set forth in subsection (d)(i) of Section 4 and if such condition is thereafter satisfied, for a period of 15 days after the date such conditions are satisfied.

                   (iv) To exercise the Option, Avant! shall, prior to the Expiration Date, send a written notice (a "Notice of Exercise") to the Shareholder specifying (A) the location, date and time for the closing (a "Closing") of the purchase (which date shall be no later than five calendar days and no earlier than the next day after the date such notice is mailed, but in no event earlier than the date on or by which the condition specified in subsection (d)(i) of Section 4 has been satisfied); and (B) the form(s) in which the Exercise Price is to be paid with respect to the Option. If the Closing is to occur sooner than three calendar days from the date on which a Notice of Exercise is sent, notice shall also be given to each Shareholder by confirmed facsimile, at the time the Notice of Exercise is sent, of the information contained in such Notice of Exercise.

                   (v)     AT THE CLOSING:

                           (A)    Avant! shall: (1) if it has elected to pay
the Exercise Price of the Option (with respect to all or any Shares) in cash, deliver to each Shareholder by check or wire transfer an amount calculated by multiplying the number of Shares with respect to which such election has been made by $17.00; and/or (2) if it has elected to pay the Exercise Price of the Option in shares of Avant! Common Stock, (a) deliver to each Shareholder one or more certificates, registered in the Shareholder's name, representing a number of fully paid and nonassessable shares of Avant! Common Stock equal to the number of fully paid and nonassessable shares of Avant! Common Stock that otherwise would have been issued to each Shareholder at the Effective Time of the Merger pursuant to the Reorganization Agreement had the Merger occurred without exercise of the Option (rounded up or down, as the case may require, to avoid the issuance of fractional shares of Avant! Common Stock), and (b) agree with each Shareholder to file a registration statement on Form S-3 with the Securities and Exchange Commission within ten (10) days of such delivery of shares to register the resale of the Avant! Common Stock so delivered to such Shareholder pursuant to this subsection (c)(v) of Section 3.

                                  (B)  Each Shareholder shall deliver to Avant!
one or more certificates registered in the name of Avant!, representing the Shares subject to such Option exercise.

              (d)  CONDITION TO CLOSING.

                   (i) CONDITIONS TO CLOSING OBLIGATIONS OF AVANT! AND THE SHAREHOLDER. The respective obligations of Avant! and each Shareholder to proceed with the Closing shall be subject to the satisfaction prior to the Closing, of the condition that no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority, subsequent to the date of this Agreement, that prohibits or restricts the effectuation of any of the transactions contemplated by this Agreement or the Reorganization Agreement.

                   (ii) ADDITIONAL CONDITIONS TO AVANT!'S CLOSING OBLIGATIONS. In addition to the condition specified in subsection (d)(i) of
Section 4, the obligation of Avant! to proceed with the Closing shall also be subject to the satisfaction of the following conditions (except to the extent waived by Avant!, in its sole discretion), notwithstanding the prior giving of Notice of Exercise providing for the Closing;

                           (A)    Each Shareholder and TMAI shall have
performed and complied in all material respects with the agreements and obligations contained in this Agreement that are required to be performed and complied with by it at or prior to the date of the Closing; and

                           (B)    The representations and warranties of each
Shareholder contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects.

                   (iii) ADDITIONAL CONDITION TO EACH SHAREHOLDER'S CLOSING OBLIGATIONS. In addition to the condition specified in subsection (d)(i) of
Section 4, the obligation of each Shareholder to proceed with any Closing shall also be subject to the satisfaction (except to the extent waived by each Shareholder, in such Shareholder's sole discretion), of the following condition:

                           (A)    Avant! shall have performed and complied in
all material respects with the agreements and obligations contained in this Agreement that are required to be performed and complied with by it at or prior to the date of the Closing.

                   (e)  COVENANT BY EACH SHAREHOLDER AND TMAI.  Each
Shareholder and TMAI shall at no time prior to the Expiration Date take, or refrain from taking, any action where the effect of so doing would be to
(i) prevent or disable the Shareholder from delivering the Shares to Avant! upon exercise of the Option, (ii) prevent or disable the Shareholder or TMAI from performing any of its other obligations under this Agreement, or (iii) prevent or disable Avant! from exercising any of its rights under this Agreement; including the exercise by TMAI of any right of TMAI or either Shareholder to repurchase or restrict the transfer of the Shares.

         Section 5. CERTAIN EVENTS. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of TMAI affecting TMAI Stock, or the conversion of any Shares that are Preferred Stock into Common Stock, or the acquisition of additional shares of TMAI Stock or other securities or rights of TMAI by any Shareholder, the number of Shares listed on SCHEDULE A beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of TMAI Stock or other securities or rights of TMAI issued to or acquired by such Shareholder.

         Section 6. STOP TRANSFER; LEGEND. TMAI agrees with, and covenants to, Avant! that TMAI shall not register the transfer of any certificate representing any Shareholder's Shares, unless such transfer is made in compliance with this Agreement. Each Shareholder agrees that such Shareholder will tender to TMAI, within five business days after the date hereof, any and all certificates representing such Shareholder's Shares and TMAI will inscribe upon such certificates the following legend: "The shares of Common Stock, par value $0.001 per share, of Technology Modeling Associates, Inc. represented by this certificate are subject to a Shareholder Agreement dated as of September 7, 1997, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Technology Modeling Associates, Inc."

         Section 7. SHAREHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of TMAI makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in his or her capacity as the record holder and beneficial owner of such Shareholder's Shares and nothing herein shall limit or affect any actions taken by a Shareholder in its capacity as an officer or director of TMAI to the extent specifically permitted by the Reorganization Agreement.

         Section 8. FURTHER ASSURANCES. Each Shareholder shall, upon request of Avant! or Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Avant! or Sub to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Shareholder's Shares as contemplated by Section 3 in Avant! and the other irrevocable proxies described therein.

         Section 9. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of
(a) the date upon which the Reorganization Agreement is terminated in accordance with its terms or (b) the Effective Time (as defined in the Reorganization Agreement).

         Section 10. PUBLIC ANNOUNCEMENTS. Each Shareholder will consult with Avant! before issuing, and provide Avant! with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Reorganization Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         Section 11. MISCELLANEOUS. (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Reorganization Agreement.

                 (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Avant! or Sub, to the address set forth in Section 8.2 of the Reorganization Agreement; and
(ii) if to a Shareholder, to the address set forth on SCHEDULE A hereto, or such other address as may be specified in writing by such Shareholder.

                 (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective (even without the signature of any other Shareholder) as to any Shareholder when one or more counterparts have been signed by each of Avant!, Sub and such Shareholder and delivered to Avant!, Sub and such Shareholder.

                 (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                 (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

                 (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any event, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

                 (i) Each Shareholder agrees that irreparable damage would occur and that Avant! and Sub would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Avant! and Sub shall be entitled to an injunction or injunctions to prevent breaches by any Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in California state court, this being in addition to any other remedy to which Avant! and Sub are entitled at law or in equity. In addition, each of the parties hereto
(i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court located in the State of California or a California state court.

                 (j) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

                 (k) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

         IN WITNESS WHEREOF, Avant!, Cardinal Merger Corporation and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.



                                       AVANT! CORPORATION


                                       By: /s/ Gerald C. Hsu
                                          --------------------------------
                                          Gerald C. Hsu
                                          Chairman of the Board,
                                          Chief Executive Officer and President


                                       CARDINAL MERGER CORPORATION


                                       By: /s/ Gerald C. Hsu
                                          --------------------------------
                                          Gerald C. Hsu
                                          President


                                       /s/ Roy E. Jewell
                                       -----------------------------------
                                       Roy E. Jewell

                                       /s/ Bennet L. Weintraub
                                       -----------------------------------
                                       Bennet L. Weintraub

                                       /s/ Jue-Hsien Chern
                                       -----------------------------------
                                       Jue-Hsien Chern

                                       /s/ Lung Chu
                                       -----------------------------------
                                       Lung Chu

                                       /s/ David M. Lee
                                       -----------------------------------
                                       David M. Lee

                                       /s/ Milan G. Lazich
                                       -----------------------------------
                                       Milan G. Lazich

                                       /s/ Louis A. Delmonico
                                       -----------------------------------
                                       Louis A. Delmonico

                                       /s/ Robert A. Dutton
                                       -----------------------------------
                                       Robert A. Dutton


                                       /s/ William E. Drobish
                                       -----------------------------------
                                       William E. Drobish

                                       /s/ Ronald A. Rohrer
                                       -----------------------------------
                                       Ronald A. Rohrer



ACKNOWLEDGED AND AGREED
TO AS TO SECTIONS 4 AND 6:

TECHNOLOGY MODELING ASSOCIATES, INC.


By: /s/ Roy E. Jewell
   ---------------------------
Print Name: Roy E. Jewell
          -------------------
Title: Chairman of the Board, Chief Executive
       Officer and President
     -----------------------------------------